Exhibit 99.1

For release: February 17, 2009	Contact:	Charles F. Barr Senior VP, General Counsel & Secretary (610) 538-2520 cbarr@uaigroupinc.com
United America Indemnity, Ltd. Reports 2008 Financial Results
George Town, Grand Cayman, Cayman Islands (February 17, 2009) — United America Indemnity, Ltd. (NASDAQ:INDM) today reported a net loss for 2008 of ($141.6) million or ($4.31) per share compared to net income of $98.9 million or $2.65 per share for the same period last year.
Selected Operating and Balance Sheet Data

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
(Dollars in millions, except per share data)	2008	2007	2008	2007

Net income / (loss)	$(120.4)	$26.4	$(141.6)	$98.9
Net income / (loss) per share	$(3.83)	$0.71	$(4.31)	$2.65

Operating income / (loss)	$(10.1)	$26.5	$(15.2)	$98.3
Operating income / (loss) per share	$(0.32)	$0.72	$(0.46)	$2.63
Operating income / (loss), a non-GAAP financial measure, is equal to net income / (loss) excluding after-tax net realized investment gains (losses) and excludes the goodwill impairment charge and the after tax intangible asset impairment charge discussed below. A reconciliation of operating income (loss) is set forth at the end of this press release.

	As of	As of	As of
(Dollars in millions)	Dec 31, 2008	Sep 30, 2008	Dec 31, 2007

Book value per share	$19.94	$23.17	$23.89
Tangible book value per share	$19.75	$20.07	$21.07
Cash & invested assets	$1,599.5	$1,637.4	$1,765.1
Selected Financial Data for the Twelve Months Ended December 31, 2008:
•	Operating loss of ($15.2) million or ($0.46) per share

•	Goodwill impairment of $84.3 million and after tax intangible asset impairment charge of $7.9 million

•	Gross premiums written declined by 32.7% to $378.7 million

•	After tax loss reserve increase of ($28.6) million or ($0.87) per share

•	Current accident year combined ratio of 107.9, which includes the impact of 6.3 points from catastrophe losses.

•	Impact on net loss of ($19.9) million or ($0.61) per share resulting from catastrophes (primarily Hurricanes Ike and Gustav during the 3rd quarter of 2008 and wind storms in the Midwest during the 1st half of 2008).

•	After-tax total investment return of $2.7 million or $0.08 per share.

•	Book value per share declined 16.6% to $19.94 and tangible book value per share declined 6.3% to $19.75.

•	Share repurchases of approximately 3.5 million shares for $51.7 million or an average of $14.59 per share.

United America Indemnity’s Twelve Months Ended December 31, 2008 and 2007 Gross and Net Premiums Written Results by Business Unit

	Twelve Months Ended December 31,
	Gross Premiums Written		Net Premiums Written
(Dollars in thousands)	2008	2007	2008	2007
Insurance Operations
Penn-America	$172,869	$286,439	$158,136	$266,874
United National	84,761	132,311	71,491	110,649
Diamond State	95,500	118,085	75,852	100,751

Total Insurance Operations	353,130	536,835	305,479	478,274

Reinsurance Operations
Wind River	25,570	26,277	3,601	12,261

Total	$378,700	$563,112	$309,080	$490,535

Insurance Operations: Gross premiums written for the twelve months ended December 31, 2008 decreased 34.2%, and net premiums written for the twelve months ended December 31, 2008 decreased 36.1%, compared to the same period in 2007. The reduction in gross premium is comprised mainly of the following:
•	$72.1 million of the decline is due to terminations of business that did not meet the Company’s profitability requirements,

•	$39.3 million of the decline is from agents writing business in coastal catastrophe prone areas,

•	$72.3 million of the decline is due to price decreases in aggregate of approximately 3.8% and other market factors.
Wind River Reinsurance Company, Ltd. (“Wind River”): Gross premiums written for the twelve months ended December 31, 2008 decreased 2.7% and net premiums written decreased 70.6%, excluding the intercompany reinsurance treaty, compared to the same period in 2007. The decrease in gross and net premiums written is primarily due to non-renewal of a treaty that did not meet the Company’s profitability requirements.
United America Indemnity’s Combined Ratio for the Twelve Months Ended December 31, 2008 and 2007
The combined ratio is a key measure of insurance profitability. The components comprising the combined ratio are as follows:

	Twelve Months Ended December 31,
	2008	2007
Loss Ratio:
Current Accident Year	70.6	61.2
Changes to Prior Accident Year	9.2	(5.4)

Loss Ratio — Calendar Year	79.8	55.8
Expense Ratio	37.3	32.5

Combined Ratio	117.1	88.3

The calendar year loss ratio increased 24.0 points from 55.8 in 2007 to 79.8 in 2008.
•	14.6 point impact resulting from an increase in net loss and loss adjustment expenses related to prior accident years of $34.9 million in 2008, which is comprised of a $31.8 million increase to prior year loss reserves and an increase in the uncollectible reinsurance reserve allowance of $3.1 million, compared to a $29.1 million reduction in net loss and loss adjustment expenses related to prior accident years in 2007.

•	The current accident year loss ratio increased 9.4 points to 70.6 from 61.2 in 2007. The casualty loss ratio increased 3.9 points from 67.5 in 2007 to 71.4 in 2008 primarily due to increased expected loss ratios on certain programs in run-off and increased loss trends. The property loss ratio increased 19.7 points from 49.5 in 2007 to 69.2 in 2008 primarily due to a 14.7 point increase in the catastrophe loss ratio from 0.9 in 2007 to 15.6 in 2008 primarily due to Hurricanes Ike and Gustav.
The expense ratio increased from 32.5 in 2007 to 37.3 in 2008.
•	The expense ratio increase is mainly attributable to a decline in net premiums earned.
Shelf Registration
On February 17th, 2009, the Company filed a universal shelf registration statement on Form S-3 with the U.S. Securities and Exchange Commission covering up to $300 million of Class A common shares, preferred shares, depositary shares, debt securities, warrants to purchase Class A common shares, preferred shares or debt securities, stock purchase contracts and stock purchase units. The filing was made in order to provide the Company with future financial flexibility.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company in any jurisdiction. Any such offer will be made solely by means of a prospectus meeting the requirements of the applicable securities laws.
Larry Frakes, President and CEO, comments on 2008
“2008 is a year that reflects the restructuring of our business. Although our results are disappointing, we have taken action to enable future growth and profitability. We have restructured our workforce to match key distribution centers, we have hired talented personnel, we are making significant investments in technology, we are providing additional opportunities for our producers and we took action to jettison unprofitable business. As we move forward, we will compete for excess & surplus and specialty classes/lines of business that will allow us to deploy our capital in a way that will provide appropriate returns to our owners. Maintaining underwriting discipline and strong claims protocols will continue to be at the core of what we do. We have a strong balance sheet, which includes approximately $300 million of cash, and have positioned the company for the future.”
About United America Indemnity, Ltd.
United America Indemnity, Ltd. (NASDAQ:INDM), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, is a national and international provider of excess and surplus lines and specialty property and casualty insurance and reinsurance, both on an admitted and non-admitted basis. The Company’s four principal divisions include:
•	Insurance Operations:
•	Penn-America, which includes property and general liability products for small commercial businesses distributed through a select network of wholesale general agents with specific binding authority;

•	United National, which includes property, general liability, and professional lines products distributed through program administrators with specific binding authority;

•	Diamond State, which includes property, general liability, and professional lines products distributed through wholesale brokers and program administrators with specific binding authority.
•	Reinsurance Operations:
•	Wind River Reinsurance Company, Ltd., a Bermuda based treaty and facultative reinsurer of excess and surplus lines and specialty property and casualty insurance.
For more information, visit the United America Indemnity, Ltd. website at www.uai.ky.

Teleconference and Webcast for Interested Parties
Larry A. Frakes, President and Chief Executive Officer of United America Indemnity Ltd., and Thomas McGeehan, Interim Chief Financial Officer of United America Indemnity, Ltd. will conduct a teleconference for interested parties on February 18, 2009 at 8:30 a.m. Eastern Time to discuss the fourth quarter 2008 results.
To participate in the teleconference, please telephone (888) 428-4476 (U.S. and Canada) or (651) 291-0900 (International) and you will be greeted by an operator. Please reference UAI Fourth Quarter Earnings Release Call or reference Larry Frakes.
The teleconference is being webcast by AT&T and can be accessed at the Company’s website at www.uai.ky. Please access the site at least 15 minutes prior to the teleconference to register, download and install any necessary software. The webcast is also being distributed over AT&T’s Audio-Only Web ConferenceCast. To access live or archived event, please use this URL: http://65.197.1.5/att/confcast, Conference ID#: 985675 and click GO.
The teleconference will be available for replay beginning at 10:30 a.m. Eastern Time on February 18, 2009 until 11:59 p.m. March 18, 2009. To listen to the replay, please telephone (800) 475-6701 (U.S. and Canada) or (320) 365-3844 (International) then enter 985675.
Forward-Looking Information
This release contains forward-looking information about United America Indemnity, Ltd. and the operations of United America Indemnity, Ltd. that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, expectations or consequences of the transactions, and statements about the future performance, operations, products and services of the companies.
The business and operations of United America Indemnity, Ltd. is and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: (1) the ineffectiveness of United America Indemnity, Ltd.’s business strategy due to changes in current or future market conditions; (2) the effects of competitors’ pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products; (3) greater frequency or severity of claims and loss activity than United America Indemnity, Ltd.’s underwriting, reserving or investment practices have anticipated; (4) decreased level of demand for United America Indemnity, Ltd.’s insurance products or increased competition due to an increase in capacity of property and casualty insurers; (5) risks inherent in establishing loss and loss adjustment expense reserves; (6) uncertainties relating to the financial ratings of United America Indemnity, Ltd.’s insurance subsidiaries; (7) uncertainties arising from the cyclical nature of United America Indemnity, Ltd.’s business; (8) changes in United America Indemnity, Ltd.’s relationships with, and the capacity of, its general agents; (9) the risk that United America Indemnity, Ltd.’s reinsurers may not be able to fulfill obligations; (10) investment performance and credit risk; and (11) uncertainties relating to governmental and regulatory policies. The foregoing review of important factors should be read in conjunction with the other cautionary statements that are included in United America Indemnity, Ltd.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as well as in the materials filed and to be filed with the U.S. Securities and Exchange Commission (SEC). United America Indemnity, Ltd. does not make any commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.
# # #

Note: Tables Follow

UNITED AMERICA INDEMNITY, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars and shares in thousands, except per share data)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
Gross premiums written	$76,290	$120,978	$378,700	$563,112

Net premiums written	$62,201	$103,398	$309,080	$490,535

Net premiums earned	$79,267	$127,852	$382,508	$536,323
Investment income, net	16,345	19,286	67,830	77,341
Net realized investment gains (losses)	(26,199)	(185)	(50,259)	968

Total revenues	69,413	146,953	400,079	614,632

Net losses and loss adjustment expenses	68,746	67,645	305,174	299,241
Acquisition costs and other underwriting expenses	33,296	43,261	142,767	174,181
Corporate and other operating expenses	4,558	2,154	14,052	11,691
Interest expense	1,967	2,798	8,657	11,372
Impairments of goodwill and intangible assets	96,449	—	96,449	—

Income (loss) before income taxes	(135,603)	31,095	(167,020)	118,147
Income tax expense (benefit)	(17,477)	3,992	(29,263)	18,680

Net income (loss) before equity in net income (loss) of partnership	(118,126)	27,103	(137,757)	99,467
Equity in net income (loss) of partnership, net of tax	(2,333)	(736)	(3,890)	(581)

Net income (loss) before discontinued operations	(120,459)	26,367	(141,647)	98,886
Discontinued operations, net of tax	28	29	87	31

Net income (loss)	$(120,431)	$26,396	$(141,560)	$98,917

Weighted average shares outstanding — basic	31,410	36,650	32,826	37,048

Weighted average shares outstanding — diluted	31,410	36,937	32,826	37,361

Net income (loss) per share — basic	$(3.83)	$0.72	$(4.31)	$2.67

Net income (loss) per share — diluted	$(3.83)	$0.71	$(4.31)	$2.65

Combined ratio analysis:
Loss ratio	86.7	52.9	79.8	55.8
Expense ratio	42.0	33.8	37.3	32.5

Combined ratio	128.7	86.7	117.1	88.3

Certain prior period amounts have been reclassified to conform to the 2008 presentation. Earnings per share includes results of discontinued operations. The presentation above is not in conformity with generally accepted accounting principles (GAAP) which requires earnings per share for discontinued operations to be disclosed separately.
In 2008, “Diluted” earnings per share is the same as “Basic” earnings per share since there was a net loss for the three and twelve months ended December 31, 2008.
The loss ratio, expense ratio and combined ratio are non-GAAP financial measures that are generally viewed in the insurance industry as indicators of underwriting profitability. The loss ratio is the ratio of net losses and loss adjustment expenses to net premiums earned. The expense ratio is the ratio of acquisition costs and other underwriting expenses to net premiums earned. The combined ratio is the sum of the loss and expense ratios.

UNITED AMERICA INDEMNITY, LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except per share data)

	As of	As of
	December 31,	December 31,
	2008	2007
ASSETS

Bonds:
Available for sale securities, at fair value (amortized cost: 2008 - $1,192,385 and 2007 - $1,356,439)	$1,204,974	$1,370,566
Preferred shares:
Available for sale securities, at fair value (cost: 2008 - $4,665 and 2007 - $11,802)	4,665	11,883
Common shares:
Available for sale securities, at fair value (cost: 2008 - $46,316 and 2007 - $61,032)	50,613	73,794
Other invested assets:
Available for sale securities, at fair value (cost: 2008 - $24,840 and 2007 - $24,563)	46,672	64,539

Total investments	1,306,924	1,520,782

Cash and cash equivalents	292,604	244,321
Agents’ balances	53,259	64,719
Reinsurance receivables	679,277	719,706
Federal income taxes receivables	16,487	—
Deferred federal income taxes	32,532	8,219
Deferred acquisition costs	34,734	52,505
Goodwill	—	84,246
Intangible assets	9,309	22,520
Prepaid reinsurance premiums	23,960	29,218
Other assets	24,115	28,936

Total assets	$2,473,201	$2,775,172

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:

Unpaid losses and loss adjustment expenses	$1,506,429	$1,503,237
Unearned premiums	149,677	228,363
Federal income taxes payable	—	3,455
Ceded balances payable	25,185	15,758
Contingent commissions	6,675	9,600
Notes and debentures payable	121,845	137,602
Other liabilities	31,397	40,881

Total liabilities	1,841,208	1,938,896

Shareholders’ equity:
Common shares, $0.0001 par value, 900,000,000 common shares authorized; Class A common shares issued: 25,032,618 and 24,770,507, respectively; Class A common shares outstanding: 19,013,462 and 22,316,420, respectively; Class B common shares issued and outstanding: 12,687,500	4	4
Additional paid-in capital	524,345	519,980
Accumulated other comprehensive income	25,108	40,172
Class A common shares in treasury, at cost: 6,019,156 and 2,454,087 shares, respectively	(100,446)	(48,422)
Retained earnings	182,982	324,542

Total shareholders’ equity	631,993	836,276

Total liabilities and shareholders’ equity	$2,473,201	$2,775,172

UNITED AMERICA INDEMNITY, LTD.
SELECTED INVESTMENT DATA
(Unaudited)
(Dollars in millions)

	Market Value as of
	Dec 31,	Sept 30,	Dec 31,
	2008	2008	2007

Bonds — Average Credit Quality AA+ Duration 3.1 Years at December 31, 2008	$1,205.0	$1,218.8	$1,370.6
Cash & cash equivalents	292.6	295.4	244.3

Total bonds and cash and cash equivalents	1,497.6	1,514.2	1,614.9
Equities and other invested assets	101.9	123.2	150.2

Total cash and invested assets	$1,599.5	$1,637.4	$1,765.1

	December 31, 2008 (a)
	Three Months	Twelve Months
	Ended	Ended

Net investment income	$13.5	$55.7

Net realized investment (losses)	(18.2)	(34.1)
Net Equity in net income (loss) of partnerships	(2.3)	(3.9)
Net unrealized investment gains (losses)	17.3	(15.0)

Net realized and unrealized investment losses	(3.2)	(53.0)

Total investment return (loss)	$10.3	$2.7
Total investment return (loss) %	0.6%	0.2%

(a)	Amounts in this table are shown on an after-tax basis.

UNITED AMERICA INDEMNITY, LTD.
SUMMARY OF OPERATING INCOME / (LOSS)
(Unaudited)
(Dollars and shares in thousands, except per share data)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007

Operating income (loss)	$(10,130)	$26,515	$(15,238)	$98,296
Adjustments:
Net realized investment gains (losses), net of tax	(18,123)	(119)	(34,144)	621
Impairments of goodwill & intangible assets, net of tax	(92,178)	—	(92,178)	—

Total after-tax adjustments	(110,301)	(119)	(126,322)	621

Net income (loss)	$(120,431)	$26,396	$(141,560)	$98,917

Weighted average shares outstanding — basic	31,410	36,650	32,826	37,048

Weighted average shares outstanding — diluted	31,410	36,937	32,826	37,361

Operating income (loss) per share — basic	$(0.32)	$0.72	$(0.46)	$2.65

Operating income (loss) per share — diluted	$(0.32)	$0.72	$(0.46)	$2.63

Note Regarding Operating Income / (Loss)
Operating income, a non-GAAP financial measure, is equal to net income / (loss) excluding after-tax net realized investment gains (losses) and impairments of goodwill and after-tax impairments of intangible assets. Operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.
In 2008, “Diluted” earnings per share is the same as “Basic” earnings per share since there was an operating loss for the three and twelve months ended December 31, 2008.